Exhibit 10.6
SEPARATION AND RELEASE AGREEMENT
California BanCorp and California Bank of Commerce, N.A. (“Bank”) and Thomas A. Sa (“Employee”) hereby enter into this Separation and Release Agreement (the “Agreement”). The parties agree as follows:
1.Consideration for Release. On September 20, 2024 (“Separation Date”) Employee’s employment with the Bank and all of its affiliates terminated and Employee hereby resigns as of the Separation Date from officer and director position with such entities. Reference is made to the Employee's Termination and Waiver Agreement, dated January 30, 2024 (“Termination Agreement”), and Offer Letter and Employment Agreement, as such terms are defined in the Termination Agreement (such agreements, “Employment Documents”). In consideration for the releases and covenants contained in this Agreement, Bank shall pay to Employee the sums described in paragraph 18, except as noted below in 1(a), of the Employment Agreement and such sums shall be subject to paragraph 24 of the Employment Agreement. For clarity, Base Salary is defined as $365,554.
1(a). Employee agrees that in lieu of the acceleration of the vesting of all outstanding and unvested equity awards previously granted to Employee as stated in paragraph 18 of the Employment Agreement, Employee will receive $101,112, which is the cash equivalent of all such outstanding and unvested equity awards that Employee received prior to 2024. Employee further agrees that any equity awards received in 2024 and all other unvested equity awards, including on March 25, 2024 under the California BanCorp 2017 Equity Incentive Plan, as amended and on August 2, 2024, under the 2019 Southern California Bancorp Omnibus Equity Incentive Plan, as amended, are hereby forfeited as of the Separation Date.
Employee acknowledges that the payment of such sums provides good, sufficient and valuable consideration for Employee's covenants, waivers, and releases contained in this Agreement. Employee understands that Bank’s willingness to pay such sums is contingent upon Employee's fulfillment of his obligations contained herein. If Employee revokes this Agreement as described in Section 5 below, Bank shall be released from its obligations under this Agreement and paragraph 18 of the Employment Agreement.
2.General Mutual Release. In exchange for the consideration described in this Agreement the adequacy of which is hereby acknowledged, each party hereto, on behalf of himself or itself and his or its heirs, successors and assigns, hereby fully releases and forever discharges the other party hereto, including each of their officers, directors, agents, employees, attorneys, parent company, affiliates and/or subsidiaries and successor and predecessor of such entities, from any and all claims, actions and liabilities of any kind or character whatsoever, arising at law or in equity, known or unknown, suspected or unsuspected, that such party has ever had, now has or may now have against the other party, including, without limitation, all claims directly or indirectly related to or arising out of Employee's employment by Bank, the performance of his duties during that employment, and/or the termination of or his resignation from that employment. This waiver and release specifically includes, but is not limited to, all claims, if any, whether arising in tort or in contract, related to Employee's employment, including any and all claims for wrongful discharge or wrongful termination; claims for alleged

Exhibit 10.6
violation of public policy or breach of implied covenant of good faith and fair dealing; claims for breach of fiduciary duty; claims for negligent or intentional infliction of emotional distress; claims arising in connection with Employee's compensation, benefits, warrants and/or stock options; claims for breach of express or implied contract or for further monetary compensation by way of additional salary or bonus allegedly due Employee by reason of his employment with Bank; and all other claims, based on common law or federal or state statute, including claims for discrimination based on age arising under state statute or the federal Age Discrimination in Employment Act, the Older Workers' Benefits Protection Act, or any similar federal or state law prohibiting age discrimination. Notwithstanding the foregoing, the claims released by the Bank and its officers, directors, agents, employees, attorneys, parent company, affiliates and/or subsidiaries and successor and predecessor of such entities (including all of its successors and predecessors) in this Section do not include (i) any intentional acts by Employee that are outside the course and scope of Employee's employment with Bank or its predecessors, (ii) any claim for fraud, willful misconduct or actions taken by Executive in bad faith; and (iii) any claims not waivable by under applicable law. This Agreement will not affect Employee's entitlement to benefits described in the Employment Agreement (including Employee's right to continued healthcare under the Employment Agreement and/or COBRA), or any non-waivable benefits under California's unemployment or worker's compensation laws. If there is a good faith dispute between the parties as to whether Employee is owed any additional payments, including but not limited to wages, commissions, bonuses, PTO, vacation, sick leave, holidays, reimbursements, benefits, and/or penalties, except for the compensation and benefits explicitly stated in Section 1 above, and Employee is willing to compromise and resolve all such claims by accepting such payments and under the terms of this Agreement.

3.Waiver of Unknown Claims or Rights. Employee has reviewed and hereby expressly waives the provisions of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”This Agreement extends to all claims or causes of action, of every nature and kind whatsoever, known or unknown, enumerated in this Agreement or otherwise. Employee may hereafter discover presently unknown facts or claims different from or in addition to those that Employee now knows as to the matters released herein. Nevertheless, it is Employee's intention, through this Agreement, to fully release all such matters and all claims related thereto, which do now exist, may exist or heretofore have existed.

4.Knowing and Voluntary Agreement. Employee acknowledges he is freely and voluntarily entering into this Agreement based on his own judgment and not as a result of any representations or promises made by Bank, other than those contained in this Agreement. Employee also acknowledges that he has been given a full opportunity to review this Agreement with an attorney, and has signed it only after full reflection and analysis of its prov1s10ns.
5.Review Period, Acceptance, ADEA Waiver. Waiting and Revocation Period. Employee acknowledges and understands that the release of claims under the Age

Exhibit 10.6
Discrimination in Employment Act (“ADEA”), 29 U.S.C. Sections 621-634, is subject to special waiver protections under 29 U.S.C. Section 626(f). In accordance with the ADEA and the Older Workers benefits Protection Act (“OWBPA”), Employee specifically agrees that he is knowingly and voluntarily releasing and waiving any rights or claims of age discrimination under the ADEA. In particular he acknowledges that he understands that:
(i)he is not waiving any claims for age discrimination under the ADEA that may arise after the date he signs this Agreement and he is not waiving vested benefits if any;
(ii)he is waiving rights or claims for age discrimination under the ADEA in exchange for payments described above, which are in addition to anything of value to which he is already entitled; and
(iii)this Section 5 and this Agreement are written in a manner which Employee fully understands and he is hereby advised in writing to consult with and has had an opportunity to consult with an attorney before signing this Agreement.
Employee understands and agrees that he has up to 21 days to review this Agreement. This Agreement is revocable by Employee for seven days following his signing of this Agreement (“Revocation Period”). This Agreement automatically becomes enforceable and effective on the eighth (8th) day after the Agreement is signed by Employee, provided there has been no timely revocation.

6.Non-Execution or Revocation of Agreement. In the event that Employee does not execute this Agreement or revokes it within the time provided, he shall not be entitled to receive the payment described in Section 1 of this Agreement.
7.Warranties. Employee warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise on or against any potential claims or causes of action released herein, and, further, that Employee is fully entitled and duly authorized to give this complete and final general release and discharge. Employee warrants that he has not filed any lawsuits or administrative claims against Bank, and he is not aware of any claims, filed by him against Bank in any forum, that are pending.
8.Other. Within 3 days of executing this Agreement, Employee must return to Employer all Employer's property, records, documents, electronically stored information, and tangible embodiments of such, in Employee's possession, including but not limited to Bank's trade secrets, confidential information and proprietary information, vehicles, pagers, keys, key cards, cellular phones, credit cards, personal and laptop computers, and any other electronic equipment. Employee hereby confirms that all of the covenants to which Employee is subject under “Confidentiality of Customer Information” and “Confidentiality of Information Regarding the Bank” sections of the Offer Letter, under Bank's Proprietary Information and Trade Secrets Agreement, as such document is referred to in the Offer Letter and under any other agreement by and between Employee and the Bank (or any of its affiliates) (collectively, the “Restrictive Covenants”) will remain in full force and effect according to their terms prior to and following the Separation Agreement. Upon any breach by Employee of the Restrictive Covenants, Employee shall forfeit Employee's right to receive payments and benefits set forth in Section 1

Exhibit 10.6
hereof, other than $1,000, and such forfeiture shall not limit, restrict, or otherwise affect Employee's continuing obligations under the Restrictive Covenants. Notwithstanding anything in this Agreement to the contrary, (i) Employee will not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is Employee required to notify the Bank regarding any such reporting, disclosure or cooperation with the government; and (ii) no provision contained in this Agreement or any other agreement is intended to conflict with Section 1833(b) of the Defend Trade Secrets Act of 2016 or create liability for disclosures of trade secrets that are expressly allowed by such Section.
9.Right to Consult Legal Counsel. Bank hereby advises Employee to seek the advice of legal counsel of Employee's choosing prior to signing this Agreement, and by signing this Agreement and the general release herein, Employee affirms that Employee fully understands Employee's right to seek the advice of legal counsel. Employee acknowledges that Employee has been informed of Employee's right to consult an attorney, that Employee has been given a reasonable time of at least five business days to do so, and that if Employee signs and accepts the terms of this Agreement before the end of five business days, Employee does so knowingly and voluntarily and not as a result of any improper inducement by the Bank.

The parties have read and understand the terms of this Agreement, have had an opportunity to consult with an attorney, and hereby voluntarily and knowingly agree to its terms.

/s/ Thomas A. Sa	Date:	9/20/24
Thomas A. Sa

CALIFORNIA BANCORP
By: /s/ David I. Ranier	Date:	9/20/24
Its: Chaiman of the Board

CALIFORNIA BANK OF COMMERCE, N.A.
By: /s/ Steven E. Shelton	Date:	9/20/24
Its: Chief Executive Officer